UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington,  D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 27, 2020

ImmunoGen, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	0-17999	04-2726691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

830 Winter Street, Waltham, MA 02451

(Address of principal executive offices)   (Zip Code)

Registrant's telephone number, including area code: (781) 895-0600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $0.01 par value	IMGN	NASDAQ Global Select Market

Indicate by check mark whether the registrant is a an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 8.01.	OTHER EVENTS

On January 27, 2020, ImmunoGen, Inc. (the “Company”) issued a press release announcing that it had closed its previously announced public offering of 24,523,750 shares of its common stock, which included the exercise in full by the underwriters of their option to purchase up to 3,195,750 additional shares of common stock, at a public offering price of $4.25 per share. The Company sold an aggregate of 24,523,750 shares of its common stock, with net proceeds to the Company of approximately $97.6 million, after deducting underwriting discounts and estimated offering expenses. The Company’s press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

In connection with the public offering, the Company is also filing information for the purpose of supplementing and updating the risk factor disclosures contained in its prior public filings, including those discussed under the heading “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 1, 2019. The updated risk factor reads as follows:

We have a limited number of authorized and unreserved shares available for future issuance, which may impair our ability to conduct future financings and other transactions.

Our restated articles of organization, as amended, currently authorizes us to issue up to 200,000,000 shares of common stock and 5,000,000 shares of preferred stock. Following the closing of our January 2020 public offering of common stock, we have a limited number of authorized shares of common stock available for future issuance that are not already issued or reserved for issuance.

If we are unable to enter into new arrangements to issue shares of our common stock or securities convertible or exercisable into shares of our common stock because we do not have a sufficient number of authorized, unissued and unreserved shares of common stock, our ability to complete equity-based financings or other transactions that involve the potential issuance of our common stock or securities convertible or exercisable into our common stock, will be limited. In lieu of issuing common stock or securities convertible into our common stock in any future equity financing transactions, we may need to issue some or all of our authorized but unissued shares of preferred stock, which would likely have superior rights, preferences and privileges to those of our common stock, or we may need to issue debt that is not convertible into shares of our common stock, which may require us to grant security interests in our assets and property and/or impose covenants upon us that restrict our business. If we are unable to issue additional shares of common stock or securities convertible or exercisable into our common stock, our ability to enter into strategic transactions such as acquisitions of companies or technologies, may also be limited. If we propose to amend our restated articles of organization, as amended, to increase our authorized shares of common stock, such a proposal would require the approval by the holders of a majority of the shares of our common stock outstanding and entitled to vote, and we cannot assure you that such a proposal would be adopted. If we are unable to complete financing, strategic or other transactions due to our inability to issue additional shares of common stock or securities convertible or exercisable into our common stock, our financial condition and business prospects may be materially harmed.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit No.	Exhibit

99.1	Press release of ImmunoGen, Inc. dated January 27, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL (eXtensible Business Reporting Language) document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ImmunoGen, Inc.
(Registrant)

Date: January 27, 2020	/s/ David G. Foster
David G. Foster
Vice President and Chief Accounting Officer